Exhibit 10(i)(b)
AMENDMENT NO. 1 TO THE
CREDIT AGREEMENT
    Dated as of December 7, 2021
This AMENDMENT NO. 1 TO THE CREDIT AGREEMENT is between Whirlpool Corporation, a Delaware corporation (“Whirlpool”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.
PRELIMINARY STATEMENTS:
(1)    Whirlpool, Whirlpool Canada Holding Co., a Nova Scotia unlimited company, Whirlpool Europe B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands, Whirlpool Global B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands, Whirlpool UK Appliances Limited, a private limited company registered in England under company number 00106725, the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, are parties to the Fourth Amended and Restated Long Term Credit Agreement dated as of August 6, 2019 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
(2)    In accordance with Section 3.04(b) of the Credit Agreement, Whirlpool and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth.
Section 1.Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:
(a)The following definitions are added to Section 1.01 in the appropriate alphabetical order:
“Applicable Screen Rate” means, with respect to Dollar-denominated Eurocurrency Rate Advances, the LIBO Screen Rate and, with respect to Euro-denominated Eurocurrency Rate Advances, the EURIBO Screen Rate.
“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to sum of (a) SONIA for the day that is five Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day plus (b) 0.0326% plus (c) the Daily Simple SONIA Margin for such day; provided that if Daily Simple SONIA shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrowers.
“Daily Simple SONIA Margin” means a rate per annum determined in accordance with the Pricing Schedule.

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“EURIBO Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Base Rate.”
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
(b)The definition of “Alternate Base Rate” is amended by deleting the phrase “all Floating Rate Advances” and substituting therefor the phrase “all Dollar-denominated Floating Rate Advances”’
(c)The definitions of “Eurocurrency Base Rate”, “Floating Rate Advance”, “Floating Rate Loan”, “Interest Period” and “Interpolated Rate” in Section 1.01 are amended in full to read as follows:
“Eurocurrency Base Rate” means, with respect to a Eurocurrency Rate Advance for the relevant Interest Period, the greater of zero and (a) in the case of any Eurocurrency Rate Advance denominated in Dollars, the rate per annum equal to the London interbank offered rate as displayed on the applicable Reuters screen page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period and (b) in the case of a Eurocurrency Rate Advance denominated in Euro, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as displayed (before any correction, recalculation or republication by the administrator) on the applicable Reuters screen page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “EURIBO Screen Rate”) at approximately 11:00 a.m., Brussels time, two Business Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; provided that if the Applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement; provided further that if the Applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to such Agreed Currency then the Eurocurrency Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.
“Floating Rate Advance” means (a) a Dollar-denominated Advance which bears interest at the Alternate Base Rate or (b) a Sterling-denominated Advance which bears interest at Daily Simple SONIA.

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“Floating Rate Loan” means a Loan which bears interest at the Alternate Base Rate or Daily Simple SONIA.
“Interest Period” means, with respect to a Eurocurrency Rate Advance, the period commencing on the date of such Advance and ending on the day that is one, three or six months (or, with the consent of each Lender, such other period of up to twelve months) thereafter, as the applicable Borrower may elect and; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and, in the case of a Eurocurrency Rate Advance, thereafter shall be the effective date of the most recent conversion or continuation of such Advance.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Applicable Screen Rate) determined by the Administrative Agent in accordance with customary banking practices (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis to a period equal to the duration of such Interest Period between: (a) the Applicable Screen Rate for the longest period for which the Applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Applicable Screen Rate for the shortest period (for which that Applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
(d)Section 2.01 is amended by deleting the text of clause (A) in the proviso and substituting therefor the word “[reserved]”.
(e)Section 2.03(d) is amended by deleting the phrase “any Floating Rate Advances” and substituting therefor the phrase “any Dollar-denominated Floating Rate Advance”.
(f)Section 2.03(e) is amended in full to read as follows:
    (e)    Method of Selecting Types and Interest Periods for New Advances. Subject to all of the terms and conditions of this Credit Agreement, each Borrower shall select the Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period applicable thereto, for each Advance from time to time made to it. A Borrower shall give the Administrative Agent an irrevocable notice substantially in the form of Exhibit E hereto (a “Borrowing Notice”) not later than 1:00 P.M. (New York City time) (1) on the Borrowing Date of each Floating Rate Advance denominated in Dollars, (2) five Business Days before the Borrowing Date for each Floating Rate Advance denominated in Sterling, (3) three Business Days before the Borrowing Date for each Eurocurrency Rate Advance denominated in Dollars, and (4) four Business Days before the Borrowing Date for each Eurocurrency Rate Advance denominated in an Agreed Currency other than Dollars. A Borrowing Notice shall in accordance with all the terms and conditions of this Credit Agreement specify:

    (i)    the Borrower to which such Advance is to be made;

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    (ii)    the Borrowing Date, which shall be a Business Day, of such Advance;

    (iii)    the Type of Advance selected;

    (iv)    the Agreed Currency of such Advance;

    (v)    the aggregate amount of such Advance;

    (vi)    in the case of each Eurocurrency Rate Advance, the Interest Period applicable thereto; and

    (vii)    the account information for the account of the Borrower that shall be credited with the proceeds of such Advance.
(g)Section 2.03(f) is amended by deleting the phrase “comprised of Floating Rate Loans” and substituting therefor the phrase “comprised of Dollar-denominated Floating Rate Loans”.
(h)Section 2.04(e) is amended by deleting each reference therein to the term “Floating Rate Advance” and substituting therefor the phrase “Dollar-denominated Floating Rate Advance”.
(i)The first sentence of Section 2.08(b)(i) is amended by deleting the phrase “minimum aggregate amount of $5,000,000” and substituting therefor the phrase “minimum aggregate Dollar Amount of $5,000,000”.
(j)Section 2.08(c) is amended in full to read as follows:
    (c)    Interest Rates; Interest Periods. Subject to Section 2.08(d), (i) each Floating Rate Advance (and each Floating Rate Loan making up such Floating Rate Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Rate Advance pursuant to Section 2.03(f) to but excluding the date it is paid or is converted into a Eurocurrency Rate Advance pursuant to Section 2.03(f), at a rate per annum equal, in the case of Dollar-denominated Floating Rate Advances, to the Alternate Base Rate for such day and, in the case of Sterling-denominated Floating Rate Advances, to Daily Simple SONIA for such day and (ii) each Eurocurrency Rate Advance (and each Eurocurrency Rate Loan making up such Eurocurrency Rate Advance) shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the Eurocurrency Rate determined pursuant hereto as applicable to such Eurocurrency Rate Advance for each day during such Interest Period. Changes in the rate of interest on each Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate or Daily Simple SONIA, as applicable. No Interest Period shall end after the latest scheduled Termination Date.
(k)Section 2.08(e) is amended in full to read as follows:
    (e)    Interest Payment Dates; Interest Basis. (i) Generally. Interest accrued on each Dollar-denominated Floating Rate Advance shall be payable on each Payment Date, commencing on the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid or converted, whether due to acceleration or otherwise, at maturity and thereafter on demand. Interest accrued on each Sterling-

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denominated Floating Rate Advance shall be payable on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan, commencing on the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, at maturity and thereafter on demand. Subject to the next sentence, interest accrued on each Eurocurrency Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Rate Advance is prepaid, whether due to acceleration or otherwise, at maturity and thereafter on demand. Interest accrued on each Eurocurrency Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval (in the case of Eurocurrency Rate Advances) during such Interest Period. Interest on all Eurocurrency Rate Advances (other than Eurocurrency Rate Advances denominated in Sterling), all Dollar-denominated Floating Rate Advances which bear interest based on the Federal Funds Effective Rate and all fees due hereunder shall be calculated for the actual number of days elapsed on the basis of a 360-day year. Interest on all Dollar-denominated Floating Rate Advances which bear interest based on the Prime Rate and all Sterling-denominated Floating Rage Advances shall be calculated for the actual number of days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 Noon (local time) at the place of payment. If any payment of principal of, or interest on, an Advance or of fees due hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment such extension of time shall be included in computing interest in connection with such payment. Each Borrower promises to pay interest on its respective Advances as provided in this Section 2.08(e).
(l)The last sentence of Section 2.08(h) is amended in full to read as follows:
The Administrative Agent will notify the applicable Borrower and each Lender of the interest rate applicable to each Eurocurrency Rate Advance promptly upon determination of such interest rate and will give each Borrower and each Lender prompt notice of each change in the Alternate Base Rate and, if any Floating Rate Advance denominated in Sterling is then outstanding, Daily Simple SONIA; provided, however, that the Administrative Agent’s failure to give any such notice will not affect any Borrower’s obligation to pay interest to the Lenders at the applicable interest rate.
(m)Section 3.02 is amended by deleting the phrase “Eurocurrency Rate Loans” and substituting therefor the phrase “Eurocurrency Rate Loans or Sterling-denominated Floating Rate Loans”.
(n)Section 3.04(a) is amended in full to read as follows:
(a)    Illegality. If any Lender determines that maintenance at a suitable Lending Installation of any Type of its Eurocurrency Rate Loans, Floating Rate Loans denominated in Sterling or any Letter of Credit denominated in any Agreed Currency would violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies the Borrowers and the Administrative Agent of such determination, then, subject to Section 3.06, the affected currency shall cease to be an Agreed Currency and the Administrative Agent shall suspend the availability of the affected Type and currency of Advance and Letters of Credit and, if such Lender determines that it is necessary, require that any such Loan of the affected Type and currency be repaid or any Letters of Credit denominated in the affected currency be cash collateralized; provided, that if each Lender that shall have delivered the foregoing notice

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(x) determines that the circumstances causing such illegality have ceased to exist and that maintenance at a suitable Lending Installation of its Eurocurrency Rate Loans denominated in such Agreed Currency or its Floating Rate Loans denominated in Sterling would no longer violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies the Borrowers and the Administrative Agent of such determination, or (y) shall be replaced pursuant to Section 3.06 or shall otherwise cease to be a Lender with a Commitment hereunder, then such currency shall again be an Agreed Currency and the affected Type and currency of Advance shall again be available. If the Administrative Agent determines (or is advised by the Required Lenders) that the combination of the interest rate applicable to Eurocurrency Rate Advances denominated in any Agreed Currency or Floating Rate Advances denominated in Sterling and payments due pursuant to Sections 3.01 and 3.02 with respect to such Advances in the affected currency, then, subject to Section 3.06, upon notice by the Administrative Agent to the Borrowers’ Advances denominated in such Agreed Currency shall bear interest based upon the Cost of Funds Rate.

(o)The last sentence of Section 3.04(b) is amended by deleting the phrase “made as a Floating Rate Loan” and substituting therefor the phrase “made as a Dollar-denominated Floating Rate Loan”.
(p)The first sentence of Section 3.05 is amended by deleting the word “or” immediately before clause (d) thereof and adding immediately after such clause (d) the following:
; (e) the payment of any principal of any Sterling-denominated Floating Rate Loan other than on an interest payment date applicable thereto (including as a result of a Default), (f) the failure to borrow or prepay any Sterling-denominated Floating Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b)(i) and is revoked in accordance therewith), or (g) the assignment of any Sterling-denominated Floating Rate Loan other than on an interest payment date applicable thereto as a result of a request by the Borrower pursuant to Section 3.06
(q)The table included in the Pricing Schedule is amended in full to read as set forth on Annex I hereto.
(r)The parties hereto acknowledge and agree that, notwithstanding anything to the contrary in the Credit Agreement, after giving effect to this Amendment, Eurocurrency Rate Advances and Eurocurrency Rate Loans may denominated only in Dollars or euro.
Section 2.Conditions of Effectiveness. This Amendment shall become effective when (a) the Administrative Agent shall have received a counterpart of this Amendment executed by Whirlpool and (b) the Administrative Agent shall not have received, within five Business Days of the date this Amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to this Amendment.
Section 3.Reference to and Effect on the Loan Documents
. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit

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Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(d) This Amendment shall be deemed to constitute a Loan Document.
Section 4.Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.
Section 5.Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 6.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
WHIRLPOOL CORPORATION

By: /s/ Jennifer Powers
Name: Jennifer Powers
Title: VP & Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender
By: /s/ Peter Predun
Name: Peter Predun
Title: Executive Director

Annex I

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Unused Commitment Fee Rate	7.0	9.0	10.0	12.5	17.5
Eurocurrency Margin / Daily Simple SONIA Margin	87.5	100.0	112.5	125.0	137.5
Alternate Base Rate Margin	0.0	0.0	12.5	25.0	37.5